UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 2, 2015

SWISHER HYGIENE INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction
of Incorporation)

001-35067	27-3819646
(Commission File Number)	(I.R.S. Employer Identification No.)

350 East Las Olas Boulevard Suite 1600 Fort Lauderdale, FL	33301
(Address of Principal Executive Offices)	(Zip Code)

(203)682-8331
(Registrant’s Telephone Number, Including Area Code)
4725 Piedmont Row Drive, Suite 400
Charlotte, North Carolina 28210
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.02.  Termination of a Material Definitive Agreement.

In connection with Swisher Hygiene, Inc.’s (the “Company”) sale of the stock of its wholly owned U.S. subsidiary Swisher International, Inc. and other assets relating to the Company’s U.S. operations, which comprised all of the Company’s remaining operating interests (the “Sale Transaction”), the Company terminated its Loan and Security Agreement by and among the Company, as guarantor, the borrowers listed thereto, and Siena Lending Group LLC, dated August 29, 2014 (the “Credit Facility”), effective November 2, 2015.  On November 2, 2015, the Company paid the outstanding indebtedness and fees under the Credit Facility of approximately $4.8 million and a deposit securing letters of credit of approximately $1.6 million.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Officers

In connection with the Sale Transaction, Blake Thompson resigned as Senior Vice President and Chief Operating Officer of the Company and Linda Wilson-Ingram resigned as Vice President, Corporate Controller and Chief Accounting Officer (principal accounting officer) of the Company, effective November 2, 2015.

Appointment of Principle Accounting Officer

On November 5, 2015, the Company appointed William T. Nanovsky, Senior Vice President and Chief Financial Officer (principal financial officer) of the Company, principal accounting officer and secretary of the Company.

Mr. Nanovsky, 67, has served as Senior Vice President and Chief Financial Officer (principal financial officer) of the Company since February 18, 2013, principle accounting officer and secretary of the Company since November 5, 2015, and previously served as Interim Senior Vice President and Chief Financial Officer of the Company from September 24, 2012 to February 18, 2013. Mr. Nanovsky has over 30 years of experience as a financial executive in environments ranging from emerging growth entities to public companies with annual revenue of more than $20 billion. Since September 2011, he has been a founding Partner of The SCA Group, LLC ("SCA Group"), which provides C-level services including regulatory solutions, restructuring and interim management to their clients. Before the SCA Group, from May 1998 to September 2011, Mr. Nanovsky was a Partner of Tatum, LLC and served on Tatum's Board of Managers from 2003 through 2007. At Tatum, he served as Chief Financial Officer of Specialty Foods Group, Inc., an international manufacturer and marketer of premium-branded, private-label and food service processed meat products. While at Tatum, Mr. Nanovsky also served as Chief Accounting Officer of a $3 billion publicly-traded provider of wireless telephone service to 5.5 million customers through 189 majority-owned subsidiaries. Additionally while at Tatum, Mr. Nanovsky served at AutoNation, Inc., a $20 billion automotive retailer, developing the integration and reporting processes for more than 370 franchises preparing for Sarbanes-Oxley compliance. Prior to Tatum, Mr. Nanovsky served as Chief Financial Officer, Senior Vice President and a member of the Board of Directors of Seneca Foods Corporation, a Fortune 500 international food processor and distributor. All of Mr. Nanovsky's professional effort and focus are concentrated on the Company; however, he remains a Partner of the SCA Group.

On June 11, 2013, the Company entered into an Executive Services Agreement with the SCA Group, effective June 9, 2013, in connection with the services provided by Mr. Nanovsky as Senior Vice President and Chief Financial Officer of the Company (the “Executive Services Agreement”).  Pursuant to the Executive Services Agreement, the Company will pay the SCA Group a bi-weekly fee of $1,153.85 and Mr. Nanovsky a bi-weekly salary of $10,384.61, such amounts may increase on an annual basis consistent with the Company’s policy as it applies to its senior management.  Mr. Nanovsky will participate in the Company’s bonus program, as it applies to senior management, with a bonus target of 50%.  Any bonus will be paid 10% to the SCA Group and 90% to Mr. Nanovsky.  Mr. Nanovsky will remain a partner of the SCA Group.  The Company paid the SCA Group an aggregate of $30,000 and $294,404 during 2014 and 2013, respectively.

Pursuant to the Executive Services Agreement, the Company will reimburse Mr. Nanovsky for all reasonable travel and out-of-pocket expenses in connection with his services to the Company.  The Company will provide Mr. Nanovsky up to two round trip flights to Florida from North Carolina per month and a daily per diem equal to the then current U.S.A. General Services Administration dinner allowance for Charlotte, North Carolina (currently $29.00).  Also, pursuant to the Executive Services Agreement, the Company will provide an apartment to Mr. Nanovsky in Charlotte, North Carolina, and Mr. Nanovsky will participate in the Company's benefit plans as they apply to senior management.

The Executive Services Agreement may be terminated by either party by providing a minimum of 30 days' advance notice.  Also, the SCA Group may terminate the Executive Services Agreement immediately upon written notice to the Company if (i) the Company is engaged in or asks the SCA Group or any SCA Group professional to engage in or ignore any illegal or unethical activity, (ii) Mr. Nanovsky ceases to be a SCA Group professional for any reason, (iii) Mr. Nanovsky becomes disabled, or (iv) the Company fails to pay any amounts due to the SCA Group under the Executive Services Agreement when due.  In lieu of terminating the Executive Services Agreement under (ii) and (iii) above, upon mutual agreement of the parties, Mr. Nanovsky may be replaced by another SCA Group professional.

The description of the Executive Services Agreement is a summary only and qualified by reference to the full text of the Executive Services Agreement filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2013 and incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWISHER HYGIENE INC.

Date: November 6, 2015	By:	/s/ William M. Pierce
William M. Pierce
President and Chief Executive Officer